Exhibit 99.1

FOR IMMEDIATE RELEASE

Deltek to be Acquired by Thoma Bravo for $1.1 Billion or $13 Per Share in Cash

Deltek to become a privately held company

Herndon, Va. – August 27, 2012 – Deltek, Inc. (Nasdaq: PROJ), the leading global provider of enterprise software and information solutions for professional services firms and government contractors, today announced that it has entered into a definitive agreement under which Deltek will be acquired by leading private equity investment firm Thoma Bravo, LLC in an all-cash transaction valued at approximately $1.1 billion.

Pursuant to the agreement, Deltek’s stockholders will receive $13 in cash for each share of Deltek stock when the transaction closes. The $13 per share offer price represents a 7% discount to Deltek’s stock price on August 24, 2012 and a 24% premium over Deltek’s stock price on June 11, 2012 – the day before Deltek broadly disseminated information on the sales process to interested parties and their respective advisors on a confidential basis. The offer price also represents a 14.6x multiple of enterprise value to Deltek’s trailing twelve months Adjusted EBITDA as of June 30, 2012.

Deltek’s Board of Directors unanimously approved the definitive agreement for Deltek to be acquired by Thoma Bravo. Deltek’s largest shareholder, New Mountain Capital, has consented in favor of the acquisition.

“Over the past seven years, we have successfully executed our long term plans for Deltek to enter new markets, grow internationally, and expand our industry-leading solutions for project-based companies,” said Kevin Parker, Deltek’s president, CEO and Chairman of the Board. “Throughout our journey, New Mountain Capital gave us outstanding support and was instrumental in building the Deltek of today. We’re very excited about the opportunity to continue Deltek’s successful journey in partnership with Thoma Bravo. We’re extremely proud of this transaction and what it says about the strength of Deltek and the tremendous accomplishments of our people. This deal with Thoma Bravo delivers significant value to all of our existing shareholders and gives us a partner that is committed to Deltek’s mission of being the industry standard solutions provider to project-based businesses worldwide.”

“We have a long history of investing in highly respected and industry-leading software companies,” said Orlando Bravo, managing partner at Thoma Bravo. “In Deltek, we found a vertical market leader with unmatched solutions, a loyal and broad customer base, passionate employees and significant organic and acquisition-led growth opportunities, and the firm is confident in our approach and experienced in leveraging such assets to drive growth.”

“Deltek’s powerful brand presence in the government contractor, professional services, and project-oriented markets makes it well poised for continued global industry leadership,” said Thoma Bravo partner Holden Spaht. “Thoma Bravo is excited to work with Deltek’s leadership team to accelerate growth of the company through the firm’s proven buy and build strategy.”

“Working with Kevin Parker and the entire Deltek team to build the company into a global market leader has been a true success story for New Mountain Capital and highlights our focus on building great businesses,” said Alok Singh, lead director of Deltek’s Board of Directors, and a managing director at New Mountain Capital. “We are very proud of the accomplishments that Deltek has achieved during the time we held a majority share in the company. Since we first invested in Deltek, the company has more than doubled in revenue, added more than 4,000 customers, built a global presence with customers in over 80 countries, and is the enterprise solutions provider of choice to some of the world’s most prestigious Global 2000 companies.”

New Mountain Capital consented to the acquisition and holds 100% of Deltek’s Class A stock and 59.5% of the Company’s common stock. No further approval of Deltek’s stockholders is required to approve the transaction. An information statement will be mailed to the stockholders. This transaction is subject to customary closing conditions and regulatory approvals, including, among other things, expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976. The transaction is anticipated to close during the fourth quarter of 2012. After the acquisition closes, Deltek will remain headquartered in Herndon, VA and will continue to be led by its existing senior management team. Deltek will also become a privately held company and its stock will no longer trade on the NASDAQ following the acquisition’s close.

Multiple external parties were involved in the planning and execution of this transaction. Greenhill & Co. acted as lead advisor and facilitator throughout the process, and Fried, Frank, Harris, Shriver & Jacobson served as a legal advisor to Deltek. Credit Suisse Group AG also acted as an advisor.

Jefferies & Company, Inc. served as lead financial advisor to Thoma Bravo, and Jefferies Finance LLC and RBC Capital Markets provided financing commitments to the firm. Kirkland & Ellis LLP served as legal advisor to Thoma Bravo.

About Deltek

Deltek (Nasdaq: PROJ) is the leading global provider of enterprise software and information solutions for professional services firms and government contractors. For decades, we have delivered actionable insight that empowers our customers to unlock their business potential. 15,000 organizations and 2 million users in over 80 countries around the world rely on Deltek to research and identify opportunities, win new business, optimize resources, streamline operations, and deliver more profitable projects. Deltek – Know more. Do more.® www.deltek.com

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm has continued to apply the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Thoma Bravo invests across multiple industries, with a particular focus in enterprise and infrastructure software and financial and business services, and works in partnership with management to implement its operating and consolidation expertise to build long-term value.

The firm currently manages a series of private equity funds representing almost $4 billion of equity commitments. In software, Thoma Bravo has completed 54 add-on acquisitions across 23 platform companies with total annual earnings of approximately $1 billion. For more information, visit www.thomabravo.com.

About New Mountain Capital LLC

New Mountain Capital is a New York-based private equity firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private and public equity funds with approximately $9 billion in aggregate capital commitments. New Mountain seeks out the highest-quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information, please visit www.newmountaincapital.com.

For More Information:

Deltek Investor Relations Contact:

Joe Wilkinson

Deltek, Inc.

703.885.9423

josephwilkinson@deltek.com

Deltek Media Relations Contact:

Patrick Smith

Deltek, Inc.

703.885.9062

patricksmith@deltek.com

Thoma Bravo Media Relations Contact:

Amber Roberts

LANE PR

212.302.5964

Amber@lanepr.com